SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 16, 2006
(Date of report)

VALUE CONSULTING, INC.
(Exact Name of Registrant as Specified in its Charter)

NV	0-131224	20-4028175
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1103 Callaway Court Howell, MI 48843
(Address of Principal Executive Office)

(248) 321-0121
(Registrant’s Telephone Number, Including Area Code)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 14, 2006, Mr. Brian Ramsey resigned as an officer of Value Consulting, Inc. by letter dated August 14, 2006. There were no disputes between the Company and Mr. Ramsey. The Company as appointed Mr. Daniel Seifer to replace Mr. Ramsey, as detailed in this filing.

On August 14, 2006, the board of directors of Value Consulting elected Daniel Seifer to President, Chief Executive Officer, and Chairman of the Board. Mr. Seifer has spent the last 12 years working in the public markets. His experience includes investor relations, consulting, raising capital, mergers and acquisitions, and public relations. Mr. Seifer is currently active in the oil and gas industry, personally owning ten oil wells in Northern Louisiana. Mr. Seifer graduated from Michigan State with a degree in Engineering and a Business Minor. Mr. Seifer is not party to any arrangement or understanding with any person pursuant to which Mr. Seifer was selected as an officer and director; nor is Mr. Seifer a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 14, 2006, the board of directors of Value Consulting elected Don Quarterman to Chief Financial Officer of the Company. Mr. Quarterman joined Value Consulting as a Director at inception. Mr. Quarterman brings with him over 10 years of experience in venture capital, mergers and acquisitions, and strategic consulting. Mr. Quarterman has worked as a business consultant with numerous emerging growth companies in the areas of business and strategic planning, business development strategies, and executive and director recruitment. Mr. Quarterman earned an MBA degree, with a concentration in Finance and Entrepreneurship, from the University of South Florida. Mr. Quarterman is not party to any arrangement or understanding with any person pursuant to which Mr. Quarterman was selected as an officer; nor is Mr. Quarterman a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 14, 2006, the board of directors of Value Consulting elected Eddie McGarraugh to the board of directors. Mr. McGarraugh has been an entrepreneur for over 40 years.  Mr. McGarraugh is a seasoned oil and gas operator with knowledge of all phases of drilling and completing wells. He worked in the oil and gas industry for 30 years, leasing, drilling and completing wells in Texas, Oklahoma, and Colorado. Mr. McGarraugh is not party to any arrangement or understanding with any person pursuant to which Mr. McGarraugh was selected as a director; nor is Mr. McGarraugh a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 14, 2006 announcing new management and name change

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Value Consulting, Inc.
/s/ Daniel Seifer
Dated: August 16, 2006	Daniel Seifer, CEO